Exhibit 99.1
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS STRONG THIRD-QUARTER 2010 RESULTS
Third-Quarter Net Sales Increased by 10.8%, the Third Consecutive Quarter of Accelerated Growth; EPS Increased by 47%
Company Discusses Macro Factors for 2011, Including Product Pricing Strategy
WINSTON-SALEM, N.C. (Oct. 27, 2010) — Hanesbrands Inc. (NYSE: HBI) today reported its third consecutive quarter of strong growth with third-quarter 2010 net sales increasing 10.8 percent and diluted earnings per share increasing 47 percent to $0.63, up from $0.43 a year ago.
Earnings growth in the quarter was propelled by the third consecutive quarter of accelerated sales growth and lower restructuring, which overcame a higher income tax rate. Strong sales growth in the company’s three largest business segments — Innerwear, Outerwear and International — drove a net sales increase of $115 million to $1.17 billion. Net sales in the year-ago quarter were $1.06 billion.
Based on performance in the first three quarters and the pending Gear For Sports acquisition, Hanesbrands updated its 2010 guidance. Full-year net sales are expected to be approximately $4.3 billion, an increase of more than 10 percent over last year’s net sales of $3.9 billion. Full-year EPS is expected to be in the range of $2.27 to $2.32, more than four times last year’s EPS of $0.54. The company’s previous guidance for 2010 was a range of $2.25 to $2.35.
“We are pleased with delivering continued strong growth in 2010,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “Our brands are performing well with consumers and delivering results for our customers. We are well positioned to capitalize on our momentum and our growth platform as we prepare for 2011. We are poised to continue our success through the strength of our brands, additional new programs, our ability to price our products in an inflationary environment, and the addition of our pending Gear For Sports acquisition.”

Hanesbrands Inc. Reports Strong Third-Quarter 2010 Results — Page 2
Business Segment Summary and Highlights
The company’s significant retail shelf-space gains for 2010 and solid back-to-school sales results were the foundation for the quarter’s sales growth. New programs and shelf-space gains contributed approximately 7 percentage points of the quarter’s 10.8 percent sales growth. The remaining growth came from increased retail sell through, retailer inventory restocking, and favorable foreign currency exchange rates in the quarter.
Double-digit sales increases in the Innerwear, Outerwear and International segments combined for $122 million in sales growth. Direct to Consumer sales were up slightly, and sales in the Hosiery and Other segments declined by $7 million combined.
Key business segment highlights include:
•	Innerwear sales increased by nearly 10 percent, driven by strong results for male underwear and intimate apparel. The segment achieved growth with mass, mid-tier, department store and dollar-store retail customers. Men’s underwear, which continues to make significant share gains, recorded its third consecutive quarter of strong double-digit sales growth. Segment operating profit increased by 2 percent in spite of higher input costs, including cotton, and higher distribution costs.

•	Across-the-board growth in the Outerwear segment, led by the Champion, Just My Size and Hanes brands, resulted in a 19 percent sales increase for the quarter. Retail activewear, retail casualwear and wholesale casualwear all had double-digit sales gains. Segment operating profit decreased by 11 percent as a result of higher input and distribution costs.

•	International segment sales increased by 13 percent, the third consecutive quarter of double-digit growth. Sales gains across numerous countries included strong double-digit growth in Argentina, Brazil, China, India and Mexico. Segment operating profit increased by 31 percent.
Gear For Sports
Hanesbrands expects to complete its acquisition of graphic apparel company GearCo, Inc., known as Gear For Sports, on Nov. 1. A leading seller of licensed logo and graphic apparel in collegiate bookstores and other channels, Gear For Sports had sales of approximately $225 million in its fiscal year ended in June.
Based on the timing of the acquisition, Gear For Sports is expected to contribute sales of approximately $30 million in the fourth quarter and add incremental revenue of approximately $200 million in 2011.
Macro Trends and Factors for 2011
Hanesbrands has secured price increases to offset annualized input cost inflation of approximately $150 million in 2011. The company knows its input costs for the first two quarters of 2011 and has informed customers that if current high commodity and other related costs remain in place the company will increase prices on appropriate products effective midyear in 2011.

Hanesbrands Inc. Reports Strong Third-Quarter 2010 Results — Page 3
Hanesbrands expects to issue its 2011 net sales and EPS guidance in January when it reports fourth-quarter 2010 earnings. Hanesbrands could see high-single-digit to double-digit sales growth in 2011 based on macro trends and other factors, including product pricing and sales volume, the Gear For Sports acquisition, flat to moderate consumer spending, and benefits of net shelf-space gains in 2010 and 2011. For EPS, Hanesbrands is seeking to achieve its annual long-term growth goal of 10 percent to 20 percent in 2011, with a desire to be in the upper half of that range.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands website. A telephone playback will be available from approximately 7 p.m. EDT today through midnight Nov. 3, 2010. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 17882233.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply-chain sources; the impact of natural disasters; the impact of dramatic changes in the volatile market price of cotton and increases in prices of other materials used in our products; the impact of increases in prices of oil-related materials and other costs such as energy and utility costs; our ability to effectively manage our inventory and reduce inventory reserves; our ability to continue to effectively distribute our products through our distribution network as we continue to consolidate our distribution network; our ability to optimize our global supply chain; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and

Hanesbrands Inc. Reports Strong Third-Quarter 2010 Results — Page 4
Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of everyday apparel essentials under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there and Wonderbra. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanesbrands has approximately 50,000 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including the company’s 2010 U.S. Environmental Protection Agency Energy Star Partner of the Year Award, may be found on the Hanesbrands Internet website at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	October 2, 2010	October 3, 2009	% Change	October 2, 2010	October 3, 2009	% Change

Net sales	$1,173,362	$1,058,673	10.8%	$3,177,054	$2,902,536	9.5%

Cost of sales	809,487	701,993		2,110,943	1,960,589

Gross profit	363,875	356,680	2.0%	1,066,111	941,947	13.2%
As a % of net sales	31.0%	33.7%		33.6%	32.5%

Selling, general and administrative expenses	249,815	248,267		743,534	702,204
As a % of net sales	21.3%	23.5%		23.4%	24.2%

Restructuring	—	15,104		—	46,319

Operating profit	114,060	93,309	22.2%	322,577	193,424	66.8%
As a % of net sales	9.7%	8.8%		10.2%	6.7%

Other expenses	1,094	2,423		5,128	6,537
Interest expense, net	36,326	42,941		110,394	124,548

Income before income tax expense	76,640	47,945		207,055	62,339
Income tax expense	15,328	6,807		23,818	9,974

Net income	$61,312	$41,138	49.0%	$183,237	$52,365	249.9%

Earnings per share:
Basic	$0.64	$0.43		$1.90	$0.55
Diluted	$0.63	$0.43	46.5%	$1.87	$0.55	240.0%

Weighted average shares outstanding:
Basic	96,496	95,247		96,417	94,880
Diluted	97,752	96,422		97,790	95,469

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Nine Months Ended
	October 2, 2010	October 3, 2009	% Change	October 2, 2010	October 3, 2009	% Change
Segment net sales:
Innerwear	$512,486	$467,577	9.6%	$1,522,553	$1,393,904	9.2%
Outerwear	389,474	328,339	18.6%	894,653	772,685	15.8%
Hosiery	37,442	40,978	-8.6%	117,273	131,326	-10.7%
Direct to Consumer	100,327	100,204	0.1%	278,680	275,058	1.3%
International	133,633	117,830	13.4%	363,895	317,541	14.6%
Other	—	3,745	-100.0%	—	12,022	-100.0%

Total net sales	$1,173,362	$1,058,673	10.8%	$3,177,054	$2,902,536	9.5%

Segment operating profit (loss):
Innerwear	$55,804	$54,678	2.1%	$219,475	$185,346	18.4%
Outerwear	34,308	38,706	-11.4%	56,631	31,869	77.7%
Hosiery	11,333	12,781	-11.3%	38,672	42,358	-8.7%
Direct to Consumer	10,446	13,843	-24.5%	18,583	29,189	-36.3%
International	16,754	12,834	30.5%	42,392	31,971	32.6%
General corporate expenses/other	(14,585)	(23,859)	-38.9%	(53,176)	(74,544)	-28.7%
Restructuring and related expenses	—	(15,674)	-100.0%	—	(52,765)	-100.0%

Total operating profit	$114,060	$93,309	22.2%	$322,577	$193,424	66.8%

EBITDA[1]:
Net income	$61,312	$41,138		$183,237	$52,365
Interest expense, net	36,326	42,941		110,394	124,548
Income tax expense	15,328	6,807		23,818	9,974
Depreciation and amortization	20,549	21,140		63,278	66,769

Total EBITDA	$133,515	$112,026	19.2%	$380,727	$253,656	50.1%

[1]	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure. Hanesbrands has chosen to provide the EBITDA measure to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating Hanesbrands’ operations. This non-GAAP information should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles and may be different from non-GAAP or other pro forma measures used by other companies.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 2, 2010	January 2, 2010
Assets
Cash and cash equivalents	$75,496	$38,943
Trade accounts receivable, net	531,360	450,541
Inventories	1,377,286	1,049,204
Other current assets	270,870	283,869

Total current assets	2,255,012	1,822,557

Property, net	596,458	602,826
Intangible assets and goodwill	451,081	458,216
Other noncurrent assets	452,742	442,965

Total assets	$3,755,293	$3,326,564

Liabilities
Accounts payable and accrued liabilities	$765,009	$647,606
Notes payable	42,651	66,681
Current portion of debt	150,000	164,688

Total current liabilities	957,660	878,975

Long-term debt	1,871,672	1,727,547
Other noncurrent liabilities	387,434	385,323

Total liabilities	3,216,766	2,991,845

Equity	538,527	334,719

Total liabilities and equity	$3,755,293	$3,326,564

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	October 2, 2010	October 3, 2009
Operating Activities:
Net income	$183,237	$52,365
Depreciation and amortization	63,278	66,769
Other noncash items	23,892	40,681
Changes in assets and liabilities, net	(307,481)	50,992

Net cash provided by (used in) operating activities	(37,074)	210,807

Investing Activities:
Purchases of property and equipment, net, and other	(33,620)	(83,885)

Financing Activities:
Net borrowings (repayments) on notes payable, debt and other	107,217	(155,935)

Effect of changes in foreign currency exchange rates on cash	30	288

Increase (decrease) in cash and cash equivalents	36,553	(28,725)

Cash and cash equivalents at beginning of year	38,943	67,342

Cash and cash equivalents at end of period	$75,496	$38,617